Exhibit 99.1

FS Investment Corporation Reports Third Quarter 2014 Financial Results

PHILADELPHIA, PA, November 10, 2014 – FS Investment Corporation (NYSE: FSIC), a publicly traded business development company focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results on November 10, 2014 for the quarter ended September 30, 2014. As previously disclosed, FSIC will hold a conference call to discuss these results at 9:00 a.m., Eastern Time, on Tuesday, November 11, 2014. Information for those interested in participating in the call can be found below.

Financial Highlights for the Quarter Ended September 30, 20141

•	Net investment income of $0.25 per share for the quarter ended September 30, 2014, compared to $0.26 per share for the quarter ended September 30, 2013

•	Excluding the accrual for capital gains incentive fees and one-time expenses associated with the repayment and termination of the Arch Street revolving credit facility, adjusted net investment income of $0.25 per share for the quarter ended September 30, 2014, compared to $0.25 per share for the quarter ended September 30, 2013[2]

•	Net earnings of $0.23 per share for the quarter ended September 30, 2014, compared to $0.23 per share for the quarter ended September 30, 2013

•	Paid cash distributions to stockholders totaling $0.3228 per share during the quarter ended September 30, 2014[3]

•	Committed $451.9 million to direct originations during the quarter ended September 30, 2014, 91% of which were in senior secured debt

•	Since the close of the quarter ended September 30, 2014, FSIC entered into a strategic relationship with NewStar Financial (NASDAQ: NEWS), a specialized commercial finance company. Under the terms of the investment, FSIC, along with other funds managed by FSIC’s sponsor Franklin Square Holdings, committed to purchase $300 million of 10-year subordinated notes plus warrants exercisable into 12 million shares of NewStar common stock[4]

“Against the backdrop of increased volatility toward quarter end, FSIC’s disciplined approach to asset allocation and focus on capital preservation helped deliver another strong quarter for our stockholders,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC. “New direct originations totaled $452 million in the third quarter, 91% of which were in senior secured debt.”

Operating Results

	Three Months Ended
(all per share amounts are basic and diluted)[1]	September 30, 2014	June 30, 2014	September 30, 2013

Net investment income per share	$0.25	$0.23	$0.26

Adjusted net investment income per share[2]	$0.25	$0.26	$0.25

Total net realized and unrealized gain (loss) on investments per share	$(0.02)	$0.04	$(0.03)

Net increase (decrease) in net assets resulting from operations (Earnings per Share)	$0.23	$0.27	$0.23

Stockholder distributions per share[3]	$0.3228	$0.2228	$0.2093

Net asset value per share at period end	$10.19	$10.28	$10.10

Portfolio Highlights

•	As of September 30, 2014, the fair value of investments was approximately $4.3 billion.

•	Core investment strategies, which include direct originations and opportunistic investments, represented 90% of the portfolio by fair value as of September 30, 2014. Direct originations represented 70%, opportunistic investments represented 20% and broadly syndicated/other investments represented 10% of the portfolio by fair value.

•	Gross portfolio yield prior to leverage (excluding non-income producing assets) during the third quarter was 10.3%, unchanged from the second quarter.

•	During the third quarter, no new investments were placed on non-accrual. As of September 30, 2014, investments on non-accrual represented 0.5% of FSIC’s total portfolio based on fair value.

Total Portfolio Activity

Three Months Ended
(dollar amounts in thousands)	September 30, 2014

Purchases	$432,026

Sales and redemptions	(348,358)

Net portfolio activity	$83,668

As of September 30, 2014

Total fair value of investments	$4,316,524

Total assets	$4,570,655

Portfolio Data	As of September 30, 2014

Number of Portfolio Companies	128

Average Annual EBITDA of Portfolio Companies	$148,000

Weighted Average Purchase Price of Investments (as a % of par or stated value)	97.7%

Weighted Average Credit Rating of Investments that were Rated[5]	B3

% of Investments on Non-Accrual[6]	0.5%

Asset Class (based on fair value)

Senior Secured Loans — First Lien	54%

Senior Secured Loans — Second Lien	18%

Senior Secured Bonds	8%

Subordinated Debt	11%

Collateralized Securities	3%

Equity/Other	6%

Portfolio Composition by Strategy (based on fair value)[7]

Direct Originations	70%

Opportunistic	20%

Broadly Syndicated/Other	10%

Interest Rate Type (based on fair value)

% Variable Rate	71.4%

% Fixed Rate	22.1%

% Income Producing Equity or Other Investments	2.5%

% Non-Income Producing Equity or Other Investments	4.0%

Yields

Gross Portfolio Yield Prior to Leverage (based on amortized cost)	9.9%

Gross Portfolio Yield Prior to Leverage (based on amortized cost) — Excluding Non-Income Producing Assets	10.3%

Direct Origination Activity

(dollar amounts in thousands)	Three Months Ended September 30, 2014

New Direct Originations

Total Commitments (including unfunded commitments)	$451,931

Exited Investments (including partial paydowns)	(213,837)

Net Direct Originations	$238,094

New Direct Originations by Asset Class (including unfunded commitments)

Senior Secured Loans — First Lien	80%

Senior Secured Loans — Second Lien	11%

Senior Secured Bonds	—

Subordinated Debt	9%

Collateralized Securities	—

Equity/Other	0%

Average New Direct Origination Commitment Amount	$37,661

Weighted Average Maturity for New Direct Originations	3/18/20
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of New Direct Originations during Period	9.7%
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of New Direct Originations during Period — Excluding Non-Income Producing Assets	9.7%
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of Direct Originations Exited during Period	10.0%

Characteristics of All Direct Originations held in Portfolio	As of September 30, 2014

Direct Originations, at fair value	$3,001,347

Number of Portfolio Companies	48

Average Annual EBITDA of Portfolio Companies	$48,800
Average Leverage Through Tranche of Portfolio Companies — Excluding Equity/Other and Collateralized Securities	4.4x

% of Investments on Non-Accrual	—
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of Funded Direct Originations	9.8%
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of Funded Direct Originations — Excluding Non-Income Producing Assets	10.1%

Balance Sheet Summary

(in thousands, except per share amounts)	Quarter Ended September 30, 2014	Year Ended December 31, 2013

Assets

Investments, at fair value	$4,316,524	$4,137,581

Cash	179,984	227,328

Receivable for investments sold and repaid	9,502	26,722

Interest receivable	52,650	47,622

Deferred financing costs	10,962	5,168

Prepaid expenses and other assets	1,033	156

Total assets	$4,570,655	$4,444,577

Liabilities

Payable for investments purchased	$105,425	$23,423

Credit facilities payable	564,294	723,682

Unsecured notes payable	400,000	—

Repurchase agreement payable	950,000	950,000

Stockholder distributions payable	17,819	18,671

Management fees payable	20,009	22,700

Accrued capital gains incentive fees	36,737	32,133

Subordinated income incentive fees payable	14,794	14,303

Administrative services expense payable	988	1,153

Interest payable	12,801	10,563

Directors’ fees payable	292	254

Other accrued expenses and liabilities	1,712	6,703

Total liabilities	$2,124,871	$1,803,585

Stockholders’ Equity

Preferred stock, $0.001 par value	—	—

Common stock, $0.001 par value	$240	$259

Capital in excess of par value	2,256,843	2,466,753
Accumulated undistributed net realized gains on investments and gain/loss on foreign currency	9,431	55,344

Accumulated undistributed (distributions in excess of) net investment income	90,655	35,322
Net unrealized appreciation (depreciation) on investments and gain/loss on foreign currency	88,615	83,314

Total stockholders’ equity	$2,445,784	$2,640,992

Total liabilities and stockholders’ equity	$4,570,655	$4,444,577

Net asset value per share of common stock at period end	$10.19	$10.18

Reconciliation of Non-GAAP Financial Measures8

	Three Months Ended[1]
	September 30, 2014	June 30, 2014	September 30, 2013
GAAP net investment income per share	$0.25	$0.23	$0.26
Plus capital gains incentive fees per share	—	$0.01	$(0.01)
Plus excise taxes per share	—	—	—
Plus one-time expenses per share[8]	$0.01	$0.02	—
Adjusted net investment income per share[2]	$0.25	$0.26	$0.25

1)	The per share data was derived by using the weighted average shares of FSIC’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.
2)	Adjusted net investment income is a non-GAAP financial measure. Adjusted net investment income is presented for all periods as GAAP net investment income excluding (i) the accrual for the capital gains incentive fee for realized and unrealized gains; (ii) excise taxes; and (ii) certain non-recurring operating expenses that are one-time in nature and are not representative of ongoing operating expenses incurred during FSIC’s normal course of business (referred to herein as one-time expenses). FSIC uses this non-GAAP financial measure internally in analyzing financial results and believes that the use of this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing its financial results with other business development companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. A reconciliation of GAAP net investment income to adjusted net investment income can be found above.
3)	The per share data for distributions reflects the actual amount of distributions paid per share of FSIC’s common stock during the applicable period.
4)	The warrants will be issued in two tranches and the second tranche of warrants exercisable into approximately 2.5 million of the 12 million shares of NewStar common stock referred to above is subject to shareholder approval and is scheduled to close following a special stockholders’ meeting at which NewStar will request such approval.
5)	The weighted average credit rating of investments is based upon the investments in FSIC’s portfolio that were rated, based upon the scale of Moody’s Investors Service, Inc. As of September 30, 2014, approximately 27.1% of FSIC’s portfolio (based on the fair value of investments) was rated.
6)	Interest income is recorded on an accrual basis. Generally, investments are placed on non-accrual when the collection of future interest and principal payments is uncertain.
7)	FSIC has identified and intends to focus on the following investment categories, which it believes will allow it to generate an attractive total return with an acceptable level of risk.

Direct Originations: FSIC intends to leverage its relationship with GSO / Blackstone Debt Funds Management LLC and its global sourcing and origination platform to directly source investment opportunities. Such investments are originated or structured specifically for FSIC or made by FSIC and are not generally available to the broader market. These investments may include both debt and equity components, although FSIC does not expect to make equity investments independent of having an existing credit relationship. FSIC believes directly originated investments may offer higher returns and more favorable protections than broadly syndicated transactions.

Opportunistic: FSIC intends to seek to capitalize on market price inefficiencies by investing in loans, bonds and other securities where the market price of such investment reflects a lower value than deemed warranted by FSIC’s fundamental analysis. FSIC believes that market price inefficiencies may occur due to, among other things, general dislocations in the markets, a misunderstanding by the market of a particular company or an industry being out of favor with the broader investment community. FSIC seeks to allocate capital to these securities that have been misunderstood or mispriced by the market and where FSIC believes there is an opportunity to earn an attractive return on FSIC’s investment. Such opportunities may include event driven investments, anchor orders and collateralized securities.

Broadly Syndicated/Other: Although FSIC’s primary focus is to invest in directly originated transactions and opportunistic investments, in certain circumstances it will also invest in the broadly syndicated loan and high yield markets. Broadly syndicated loans and bonds are generally more liquid than FSIC’s directly originated investments and provide a complement to its less liquid strategies. In addition, and because FSIC typically receives more attractive financing terms on these positions than it does on its less liquid assets, FSIC is able to leverage the broadly syndicated portion of its portfolio in such a way that maximizes the levered return potential of its portfolio.

8)	For the three months ended September 30, 2014, FSIC incurred $2,226 of remaining unamortized deferred financing costs associated with the closing of the Arch Street credit facility. These costs were partially offset by a $446 reduction in FSIC’s subordinated incentive fee on income due to the reduction in pre-incentive fee net investment income associated with one-time expenses.

Recent Developments

•	FSIC declared a special cash distribution of $0.10 per share to be paid on or about November 14, 2014 to stockholders of record as of October 31, 2014

Conference Call Information

FSIC will hold its third quarter stockholder conference call on Tuesday, November 11, 2014, at 9:00 a.m. Eastern Time. Interested parties are invited to participate via telephone or webcast, which will be hosted on a webcast link located on the “Investor Relations” section of its website at www.fsinvestmentcorp.com. For participants joining via telephone, please dial 1 (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38303906 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website and will be available for a period of 30 days following the call.

Supplemental Information

FSIC will provide a financial information presentation with additional details on its third quarter financial results in advance of the November 11, 2014 conference call. This presentation will be made available under the “Reports and Presentations” page within the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com). For inquiries, please contact Ben Holman at (215) 220-6266.

About FS Investment Corporation

FS Investment Corporation (NYSE: FSIC) is a publicly traded business development company (“BDC”) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of Franklin Square Capital Partners (“Franklin Square”), and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners (“GSO”). GSO, with approximately $70.2 billion in assets under management as of September 30, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $12.4 billion in assets as of June 30, 2014. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2014, which FSIC filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 10, 2014, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2014 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The timing and amount of any future distributions on FSIC’s shares of common stock are subject to applicable legal restrictions and the sole discretion of its board of directors. . There can be no assurance as to the amount or timing of any such future distributions.

FSIC may fund its cash distributions to stockholders from any sources of funds legally available to it, including proceeds from the sale of shares of FSIC’s common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC will be able to pay distributions at a specific rate or at all.

Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSIC’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in FSIC’s operating area, and the price at which shares of FSIC’s common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSIC makes with the SEC. FSIC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The press release above contains summaries of certain financial and statistical information about FSIC. The information contained in this press release is summary information that is intended to be considered in the context of FSIC’s SEC filings and other public announcements that FSIC may make, by press release or otherwise, from time to time. FSIC undertakes no duty or obligation to update or revise the information contained in this press release. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC, or information about the market, as indicative of FSIC’s future results.

Non-GAAP Financial Measures

This press release contains certain financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). FSIC uses these non-GAAP financial measures internally in analyzing financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing FSIC’s financial results with other BDCs.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with FSIC’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures has been provided in this press release, and investors are encouraged to review the reconciliation.